Exhibit 99

FOR IMMEDIATE RELEASE

RETRACTABLE TECHNOLOGIES, INC. SIGNS LICENSING AGREEMENT FOR DISTRIBUTION OF ITS SAFETY NEEDLE DEVICES IN CHINA

LITTLE ELM, TEXAS, Aug. 9, 2005- In a landmark contract aimed at eliminating the spread of HIV/AIDS and other bloodborne diseases via contaminated needles in China, Retractable Technologies, Inc. (AMEX: RVP) announced today that it has signed a licensing agreement with a government-designated medical device maker to produce about 400 million VanishPoint® safety syringes annually for Chinese healthcare providers.

Under the terms of the agreement, Baiyin Tonsun Medical Device Co., Ltd. (BTMD) was designated by the China Center for Disease Control and Prevention (China CDC) to license and manufacture Retractable’s patented automated retraction devices for use in China. BTMD will pay Retractable a royalty of two and one-half to three and one-half cents per unit, based on syringe size. In the first year of the contract, BTMD expects to produce about 40 million units, followed by about 400 million units each year thereafter. The initial term of this agreement is three years from August 4, 2005. To manufacture the devices, BTMD has started building a state-of-the-art production facility in Baiyin City, Gansu Province.

Before awarding this contract to Retractable, the China CDC conducted an evaluation of available safety needle devices worldwide and the companies that produce them. Dr. Huo Zhuoping, Associate Director of the China CDC said, “We are strongly committed to protecting our people, especially the patients and healthcare workers, from infectious disease, including HIV/AIDS and hepatitis C, transmitted through needle reuse and accidental needlestick injuries. We believe that the Retractable’s VanishPoint® devices can help us accomplish this goal, and we celebrate, the great success in advance for this cooperation.” VanishPoint® devices virtually eliminate the risk of both accidental needlestick injuries and needle reuse.

Added Shiming Zhu, president of BTMD, “We are very gratified to be able to work with Retractable, the world leader in safety needle technology, to fight the scourges of HIV/AIDS and other bloodborne diseases in China.”

Thomas J. Shaw, president and CEO of Retractable, said, “We are tremendously excited about this benchmark agreement and are extremely pleased to have the opportunity to assist China in its battle against HIV/AIDS and other infectious diseases.” He added that this licensing agreement “is surely one of the most significant events in the history of our company, and indeed in the long and difficult struggle to eliminate HIV/AIDS and other infectious diseases caused by unsafe healthcare practices.”

Noting that Retractable and many other small medical device makers have been blocked for years by giant hospital group purchasing organizations (GPOs) and their big supplier partners from selling their innovative devices in most U.S. hospitals, Shaw observed: “Ironically, this licensing agreement demonstrates that free market competition in the medical device industry is alive and well in China but moribund in the U.S. We hope that Congress will soon introduce GPO reform legislation so that we can compete at home on the basis of quality, safety, and cost-effectiveness just like we now are able to do in China.”

Retractable Technologies, Inc. manufactures and markets VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device, a feature that is designed to prevent reuse. VanishPoint® safety needle devices are distributed by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the

Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views with respect to future events. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, the Company cannot assure you that such expectations will materialize. The Company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand; the Company’s ability to quickly increase its production capacity in the event of a dramatic increase in demand; the Company’s ability to access the market; the Company’s ability to decrease production costs; the Company’s ability to continue to finance research and development as well as operations and expansion of production; the increased interest of other syringe marketers, specifically Becton Dickinson, in providing safety needle devices to their customers; and other risks and uncertainties that are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010

rtifinancial@vanishpoint.com

Media Contact:

Phillip L. Zweig

Communications Director

(212) 490-0811 or (214) 912-7415 (cell)

plzweig@aol.com